Kat Gold Holdings Corp.

CODE OF CONDUCT AND ETHICS

A Commitment to Ethical Business Conduct

The provisions of this Code are mandatory and apply to all employees of Kat Gold Holdings Corporation, and to joint ventures managed by Kat Gold Holdings Corp.

The company is expected to adopt the Code and to disseminate its provisions to their employees. It will be the responsibility of the Chief Executive Officer to ensure that the provisions of this Code are complied with. Compliance is expected under all circumstances. Every employee who has executive or managerial responsibilities is expected to ensure that the provisions of this Code are communicated to employees reporting to him or her and must report any contravention of this Code promptly to the President or CEO of Kat Gold Holdings Corp. The Code affirms in specific terms Kat Gold Holdings commitment to uphold high moral and ethical standards and sets out basic behavioral standards required of those conducting its business.

Over zealousness, good intentions and failure to seek timely legal advice will not excuse violations of this Code. While Kat Gold Holdings activities are subject to a variety of laws and customs in various jurisdictions throughout placeNorth America in which it operates, the Board of Directors believes that honesty is the essential standard to be observed. Though legal customs may vary, Kat Gold Holdings Corp activities are to be based on honesty, integrity and fairness.

1. Kat Gold Holdings Corp. and its Employees will comply with all legal requirements applicable to Kat Gold Holdings business.

Ignorance of the law is not a defense. Moreover, agreements or arrangements need not necessarily be in writing for contravention to be inferred from the conduct of the parties. If this Code does not cover a particular situation or if the application or interpretation of a local law is uncertain, or in circumstances where the proper course of ethical conduct is unclear, employees should seek the assistance of their supervisor who, if necessary, should seek competent local legal advice or, if necessary, the advice of Kat Gold Holdings counsel. If there is insufficient time to obtain such advice, employees should conduct themselves in a manner they would not hesitate to have fully and publicly disclosed. Supervisors, on learning of any contravention of this Code, shall take appropriate corrective action.

2. All dealings between Employees and public or private officials must be conducted in a manner that will not compromise the integrity, or place in question, the reputation of Kat Gold Holdings Corp or such officials.

No unlawful or otherwise improper payment or gift is to be made or offered with a view to assisting Kat Gold Holdings to obtain or retain business, to affect the enactment or enforcement of any laws, or otherwise to obtain favors.

3. Employees shall not offer, nor furnish on behalf of Kat Gold Holdings Corp, extravagant gifts or excessive entertainment or benefits to others.

Modest gifts, reasonable entertainment and other courtesies may be extended by appropriate employees to persons or entities doing business or otherwise having dealings with Kat Gold Holdings.

No gift or entertainment should be of such value as to constitute a real personal enrichment of the recipient. Public scrutiny of the gift, entertainment or courtesy should not be embarrassing to or reflect unfavorably upon Kat Gold Holdings or the recipient.

4. Employees must not use their position to obtain personal gain or benefit from other Employees or from those doing or seeking to do business with Kat Gold Holdings Corp.

Employees are required to select and deal with suppliers, customers and others doing or seeking to do business with Kat Gold Holdings in a completely impartial manner, without favor or preference based upon any considerations other than the best interests of Kat Gold Holdings.

Employees must not seek nor accept, directly or indirectly, any gifts, payments, services, loans or other benefits from a supplier or other individual or entity that does or seeks to do business with, or is a competitor of Kat Gold Holdings. This prohibition does not extend to the borrowing on commercial terms from entities in the business of lending and does not prevent employees from accepting modest gifts, favors or entertainment provided the conditions set forth in Section 3 above are met. No such gift, favor or entertainment shall be of such nature as might affect, or reasonably be thought by others to affect, an employee’s judgment or conduct in matters involving Kat Gold Holding Corp.

Community and local public relations shall always be conducted with integrity and sensitivity to others with the intent to build an image that will facilitate Kat Gold Holding’s ability to achieve its goals while providing cooperation and support to its neighbors and host governments, as appropriate. Within guidelines established by the Chief Executive Officer, Kat Gold Holdings may provide physical and/or financial assistance, on a local basis, to develop a cooperative relationship with its neighbors by active involvement in public works, education, medical and health services and other non-political matters where Kat Gold Holding’s resources can compliment local surrounding its operations and activities.

5. Kat Gold Holding’s books, records and accounts must reflect, in an accurate and timely manner, all Kat Gold Holdings transactions.

Kat Gold Holdings books, records and accounts are to reflect accurately, fairly and in reasonable detail, all transactions in accordance with the highest standards of integrity and applicable generally accepted accounting principles.

Appropriate records must be kept of all transactions and there are to be no cash funds, bank accounts, investments or other assets, which are either not recorded or inadequately recorded on the books. No payment is to be approved without adequate supporting documentation.

Individuals and entities with whom Kat Gold Holdings deals may request that commissions, service fees and other amounts be remitted to third persons or bank accounts in third countries. Such payments may only be made if (i) the amount payable does not arise from artificial additions to normal pricing; (ii) payment is authorized in writing by the individual or entity earning the commission, fee or other amounts; (iii) payment is made to the same individual or entity to which it is owed or to an affiliate under common ownership, and (iv) payment will not violate applicable law.

Frank disclosure is to be made to all reasonable enquiries of Kat Gold Holdings auditors and legal advisors.

6. Employees must avoid all situations in which their personal interests conflict with or might appear to conflict with their duties to Kat Gold Holding Corp.

Kat Gold Holding’s basic policy is that, though employees are entitled to privacy in their personal affairs, each employee has a duty to be free of those outside interests, activities and influences which might impair the exercise of his or her independent judgment, fiduciary responsibility, initiative or efficiency in acting for Kat Gold Holdings, or expose the employee and/or Kat Gold Holdings to legal liability or public criticism.

Potential conflicts of interest are so varied that it is impracticable to establish universal criteria in this Code as to what constitutes a prohibited conflict of interest.

Set forth below are examples of the types of situations which indicate a conflict of interest and which employees should avoid unless prior written approval has been obtained from the President of Kat Gold Holdings Corp, which approval shall only be given if it will not result in a detriment to Kat Gold Holdings Corp.

a)

The holding, directly or by a member of the employee’s immediate family, of a substantial financial interest in any business entity that does or seeks to do business with, or is in competition with Kat Gold Holdings Corp. A substantial financial interest will be presumed where ownership is in excess of 2% in a company traded on a stock exchange and the investment constitutes more than 5% of the employee’s total assets or where an ownership interest in any other business contributes more than 10% of the annual income of the employee and his immediate family;

b)

A partnership, profit sharing arrangement, creditor/debtor relationship with any such entity;

c)

An employee or member of his immediate family serving as an agent, representative, director, officer or employee of, or consultant to, any such entity;

d)

The acceptance of any loan, service or other benefits from any such entity (other than borrowing on commercial terms from entities in the business of lending).

7. Outside activities must not interfere with Employees’ responsibilities.

Kat Gold Holdings Corp, commends part-time participation by its employees in public service and management will, whenever practicable, approve and support such activity. Employees should, however, obtain such approval before assuming any office or directorship or participating in any activity that would tend to deprive Kat Gold Holdings of the time and attention required of the employee to perform his or her duties properly.

8. Unless previously published, Kat Gold Holding’s technical, commercial and financial information is proprietary and confidential and Employees are prohibited from revealing such information to any person, except in the necessary course of business, without proper authorization. This also applies to information of joint venture partners.

9. Employees must not make personal use of corporate information, assets or business opportunities.

Kat Gold Holdings has valuable resources in the form of tangible assets such as materials, supplies and equipment and intangible assets such as services, computer systems and confidential information. Employee access to such assets is made in confidence so that they may be used within the limits of the employee’s authority for the advancement of Kat Gold Holding’s business and not otherwise.

10. Every Employee shall disclose promptly and in writing any personal situation or transaction, which is or may be in conflict with the intent of this Code.

Disclosure shall be made to the employee’s immediate supervisor. The supervisor shall determine what action, if any, the supervisor should take and what action the employee should take and shall recommend that action in writing for approval by the next higher level of management.

If a conflict exists, and there is no failure of good faith on the part of the employee, it will be Kat Gold Holding’s policy to allow a reasonable amount of time for the employee to correct the situation in order to prevent undue hardship or loss. Decisions in this regard shall, however, be within the sole discretion of Kat Gold Holding’s management, whose first concern must be in the interest of Kat Gold Holding’s Corporation.

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